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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT


To the Board of Directors and Shareholders
Rivals.com, Inc.
Seattle, Washington

We consent to the use in this Registration Statement of Rivals.com, Inc. on Form S-1 of our report dated March 9, 2000 appearing in the Prospectus, which is part of this Registration Statement, and of our report dated March 9, 2000 relating to the financial statement schedule (Schedule II) appearing elsewhere in this Registration Statement. We also consent to the use in this Registration Statement of our report dated March 9, 2000 on the financial statements of Sports Washington.

We also consent to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington
March 10, 2000